Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between SWITCH & DATA FACILITIES COMPANY, INC., a Delaware corporation (“Company”), and KEITH OLSEN (“Executive”) as of February 16, 2004 (the “Effective Date”).

In consideration of the employment by Company, and of the compensation and other remuneration to be paid by Company to Executive for such employment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive, Company and Executive agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES

1.1 Employment, Effective Date. Subject to the terms of this Agreement, Company agrees to employ Executive, and Executive agrees to be employed by Company, beginning as of the Effective Date and continuing until the last day of the Stated Term (as hereinafter defined) unless earlier terminated by either party or extended in accordance with this Agreement (such period of employment, including any extensions, being referred to herein as the “Term”).

1.2 Position. During the Term, Executive shall serve as the President and Chief Executive Officer of the Company, reporting directly to the Chairman of the Company and the Board of Directors of the Company (the “Board”). In addition, for so long as this Agreement is in effect and Executive remains as the President and Chief Executive Officer of the Company, Executive shall serve as a member of the Board.

1.3 Duties and Services. Executive shall have the authority and shall perform the duties and services appertaining to the office referred to in Section 1.2, as well as such additional authority, duties and services appropriate to such office that the parties mutually may agree upon from time to time. In furtherance of the foregoing, Executive shall devote his full business time, energy and efforts to the business and affairs of Company and its affiliates and shall not engage, directly or indirectly, in any other business or businesses that would conflict with Executive’s performance of duties hereunder except with the consent of the Board.

ARTICLE 2: STATED TERM AND TERMINATION OF EMPLOYMENT

2.1 Stated Term and Extensions. The stated term (the “Stated Term”) of this Agreement shall commence on the Effective Date and end on December 31, 2006. Unless either of the parties provides written notice of termination to the other party at least 60 days prior to the expiration of the Stated Term, this Agreement shall automatically extend for an additional calendar year (an “Extended Year Term”). Thereafter, this Agreement shall automatically extend for additional Extended Year Terms, unless either of the parties provides written notice of termination to the other party at least 60 days prior to the expiration of the then current Extended Year Term.

2.2 Company’s Right to Terminate. Notwithstanding the provisions of Section 2.1, Executive’s employment shall terminate prior to the expiration of the Stated Term or any Extended Year Term as follows: (a) Executive’s employment shall automatically terminate upon Executive’s death and (b) Company shall have the right to terminate Executive’s employment at any time for any of the following reasons:

(i) upon Total Disability (as defined below);

(ii) for Cause (as defined below); or

(iii) for any reason not described in Section 2.2(a) or 2.2(b)(i) or (ii), in the sole discretion of the Board of Directors, by giving Executive 30 days’ advance notice (“Without Cause Termination”).

“Total Disability” shall mean the occurrence of any circumstances in which Executive, by reason of illness, incapacity or other disability, has failed to perform his duties or fulfill his obligations under this Agreement for a cumulative total of 180 days in any 12-month period. Any questions as to the existence of Total Disability of Executive as to which Executive and ‘the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of a Total Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

“Cause” shall mean that Executive (A) has engaged in gross negligence or willful misconduct in the performance of any material duties required of him hereunder, (B) has been convicted of, or has admitted to committing or pleads no contest to committing, a felony offense, (C) has willfully refused to perform the material duties and responsibilities required of him hereunder other than as a result of Executive’s Total Disability, (D) has materially and willfully breached any then current material Company policy or code of conduct established by Company, which policy or code of conduct was provided to Executive prior to such breach, or (E) has materially and willfully breached any of the provisions of Section 1.3 (and such breach is ongoing in nature), Article 4, and

Article 6 of this Agreement and, in all cases (except those specified in Clause (B) above), such conduct or events remain uncorrected for 30 days following written notice to Executive by Company of such conduct or events.

For purposes hereof, no act shall be deemed “willful” if taken by the Executive with the good faith belief that such was in the best interest of the Company or at the direction of the Company’s Board of Directors.

2.3 Executive’s Right to Terminate. Executive may terminate his employment hereunder for Good Reason or without Good Reason at anytime during the Term, in which event Executive shall resign from all of his positions with the Company. For purposes of this Agreement, “Good Reason” shall mean any of the following should they occur without the Executive’s prior consent:

(a) The assignment to Executive by Company of duties or authority inconsistent with Executive’s position as President and Chief Executive Officer of Company, or any significant reduction or significant change in either position, reporting relationship, stature, or job function, except in connection with the termination of employment for Cause or Total Disability; provided, that “Good Reason” shall not occur pursuant to this Section 2.3(a) unless and until such assignment, significant reduction or significant change remains uncorrected for 30 days following written notice to Company by Executive of same;

(b) (i) A reduction by Company in the Base Salary, the minimum bonus due Executive as of December 31, 2004, or benefits received by Executive in violation of this Agreement, (ii) the Company states its intent to lower Executive’s Target Bonus (as defined in Section 3.2 hereof), or (iii) Company breaches its obligations pursuant to the stock option agreements referenced in Section 3.3(c); provided, that “Good Reason” shall not occur pursuant to this Section 2.3(b) unless and until such reduction of Base Salary, minimum bonus, Target Bonus, or benefits remains uncorrected for 30 days following written notice to Company by Executive of same; or

(c) The occurrence of a Change of Control. As used herein, the term “Change of Control” shall mean (i) in the event the Company’s common stock, par value $0.0001 per share (“Common Stock”), is not publicly traded on a national securities exchange, any merger, consolidation, amalgamation, plan of arrangement, reorganization or similar transaction involving the Company, other than a transaction in which the Company’s shareholders, immediately prior to the transaction hold, immediately thereafter, not less than fifty percent of the combined voting power of the then outstanding voting securities with respect to the election of the board of directors of the resulting entity or the ultimate parent of the resulting entity, (ii) in the event the Company’s Common Stock is publicly traded on a national securities exchange, any merger, consolidation, amalgamation, plan of arrangement, reorganization or similar transaction involving the Company, other than a transaction in which the Company’s shareholders, immediately prior to the transaction hold, immediately thereafter, in the same proportion as immediately prior to the transaction, not less than fifty percent of the combined voting power of the then outstanding voting securities with respect to the election of the board of directors of the resulting entity or the ultimate parent of the resulting entity, and (iii) any liquidation or sale of all or substantially all of the assets of the Company.

2.4 Effect of Termination.

(a) If Executive’s employment shall terminate by either party giving notice pursuant to Section 2.1 upon the expiration of the Stated Term or any Extended Year Term, then Executive shall be paid all earned but unpaid compensation and benefits, and all further compensation and benefits to Executive hereunder shall terminate contemporaneously with such termination of employment; provided, if Executive complies with the provisions of Article 6 hereof, then Company shall continue to pay Executive the Base Salary (as defined below) for a period of twelve months after the expiration of the Stated Term or Extended Year Term, as applicable, in such installments and at such times as Company would have paid had such expiration not occurred, plus either (1) $175,000, payable in twelve equal monthly installments of $14,583.33 (if termination occurs in 2004 or 2005) or (2) an amount equal to the bonus received (if any) by the Executive for the preceding year, if termination occurs on or after January 1, 2006; provided further to the extent permitted by the applicable benefit plan or Company policy, provide Executive with continued benefits that were in effect as of the Termination of this Agreement for a period of twelve months, as if Executive had remained an active employee of the Company hereunder for such twelve months. In the event Executive is no longer eligible to participate in a benefit plan that was in effect as of the termination of this Agreement and such ineligibility is caused solely as a result of the termination of this Agreement, then the Company shall provide that Executive with substantially similar benefits through commercial insurers or such other means as the Company shall reasonably determine. Notwithstanding the above, if this Section 2.4(a) becomes applicable and if the Executive is in compliance with Article 6 of this Agreement, the Executive shall receive a minimum of $500,000 during the first twelve months after termination.

(b) If Executive’s employment shall terminate prior to expiration of the Stated Term or an Extended Year Term pursuant to Sections 2.2 or 2.3 then, upon such termination, regardless of the reason therefor, Executive shall be paid all earned but unpaid compensation and benefits, and all further compensation and benefits to Executive hereunder shall terminate contemporaneously with such termination; provided, that upon any termination for “Good Reason” or upon any Without Cause Termination, if Executive complies with the provisions of Article 6 hereof, then Company shall (1) pay Executive, in such installments and at such times as Company would have paid had such termination not occurred, the Base Salary (as defined below) for a period of 12 months after such termination (the “Severance Term”) (2) pay Executive a total of $175,000, in twelve equal monthly installments of $14,583.33 (if termination occurs in 2004 or 2005) or the amount of the prior year’s bonus (if any) in twelve equal monthly installments, if termination occurs on or after January 1, 2006 and (3) to the extent permitted by the applicable benefit plan or Company policy, provide Executive with continued benefits that were in effect as of the termination of this Agreement for the balance of the Severance Term, as if Executive had remained an active employee of the Company hereunder during the Severance Term. With respect to subsection (3) above, in the event Executive is no longer eligible to participate in a benefit plan that was in effect as of the termination of this Agreement, and such ineligibility is caused solely as a result of the termination of this Agreement, then the Company shall provide Executive with substantially similar benefits through commercial insurers or such other means as the Company shall reasonably determine. Notwithstanding the above, if this Section 2.4(b) becomes applicable and if the Executive is in compliance with Article 6 of this Agreement, then the Executive shall receive a minimum of $500,000 during the first twelve months after termination.

(c) In light of the difficulties in estimating the damages for an early termination of this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this Section 2.4 shall be received by Executive as liquidated damages, and Executive shall not have any right to any other payment or damages hereunder except for such liquidated damages.

(d) In the event either Section 2.4(a) or 2.4(b) becomes applicable and if the Executive is not employed as a corporate officer with comparable compensation to that set forth in this Agreement (“Comparable Position”) as of the first anniversary date of the Executive’s termination, then the Executive shall be entitled to a special monthly compensation equal to one-twelfth of his Base Salary (as defined below), beginning in the thirteenth month following termination. This special monthly compensation shall be payable for each full month the Executive remains unemployed in a Comparable Position, to a maximum of twelve months. The Executive shall also be entitled to receive benefits during this period, as set forth above in Section 2.4(a) and (b). All such special compensation payments and rights to participate in benefit programs shall terminate at the time the Executive accepts employment in a Comparable Position. In the event Executive becomes employed in a non-Comparable Position, either as an employee or consultant, any income paid to Executive for services rendered after the first anniversary date of Executive’s termination from Company shall be set off against any special compensation payments otherwise owed to Executive under this Article 2.4(d).

ARTICLE 3: COMPENSATION AND BONUSES

3.1 Base Salary. During the Term, Company shall pay Executive a base salary equal to $350,000 per year subject to periodic review and in its discretion increase but not decrease (as in effect hereunder, the “Base Salary”), which Company shall pay to Executive in equal installments paid twice monthly in arrears.

3.2 Bonuses. During the Term, Company shall pay Executive bonuses in accordance with Company’s standard policy or as established by the Board in either case on a basis no less favorable than those provided to similarly situated senior executives of the Company; provided (a) the bonus amount for the period ending as of December 31, 2004 (so long as Executive remains employed as of such date) shall not be less than $175,000 and shall be paid to Executive at the same time as bonuses are paid to other senior officers of the Company. Executive’s target bonus for each fiscal year commencing January 1, 2005 or thereafter shall not be less than $175,000 (the “Target Bonus”); provided, that the amount of such bonus, while targeted at $200,000, shall be subject to the Company’s achievement of financial criteria established by the Board and other criteria established by the Company from time to time after consultation with Executive. No bonus paid to Executive shall be a floor or cap for bonuses in subsequent periods.

In addition, promptly after such amount can be determined, Executive shall be paid a one-time signing bonus not to exceed $250,000. This signing bonus shall be payable only if the amount received by the Executive from his previous employer related to: (a) his 2003 performance bonus (the “2003 Bonus”) and (b) his restricted stock (the “Restricted Stock”) is less than $314,380 (collectively, the Restricted Stock and the 2003 Bonus are referred to as the “Former Employer Incentive”) and then only to the extent the Former Employer Incentive is less than $314,380 (e.g., if the Former Employer Incentive is $214,380, then the signing bonus shall be $100,000). If the Executive is allowed to retain all of all of his Restricted Stock, it shall be valued at $164,380 for purposes of determining the Former Employee Incentive; to the extent any part of the Restricted Stock is retained by the Executive, for the purposes of determining the Former Employee Incentive, the Executive will be deemed to have received a pro rata portion of $164,380. Any amounts received in settlement with the Executive’s former employer shall be deemed to be part of the Former Employer Incentive.

3.3 Equity Arrangements.

(a) Options. The Company shall enter into two stock option agreements with the Executive in the forms attached to this Agreement as Exhibits A and B. These stock option agreements shall provide for the award of: (i) options to purchase 72,222 shares of the Company’s Series D-2 Preferred Stock at an exercise price of $27.69 per share (the “Fixed Option Shares”) and (ii) options to purchase 54,167 shares that will have an exercise price equal to the initial public offering price of the Company’s common stock (the “Floating Option Shares”). In the event the Company has not completed an initial public offering of its common stock on or before February 16, 2005, the exercise price for the Floating Option Shares shall be $27.69.

(b) Vesting. Options to purchase 18,055 shares of the Fixed Option Shares shall vest immediately. Options to purchase 13,541 shares of the Floating Options Shares shall vest immediately. The remainder of the Fixed Option Shares will vest in 11 equal quarterly installments of 4,513 shares and a final quarterly installment of 4,524 shares (the “Quarterly Installments”), on the last day of each calendar quarter, with the first such installment to vest on March 31, 2004 and the last to vest on December 31, 2006. The remainder of Floating Option Shares will vest in 11 Quarterly Installments of 3,385 shares and a final Quarterly Installment of 3,391 shares. In the event of a Change in Control of the Company, immediately prior to the effectiveness of the Change in Control, four additional Quarterly Installments shall also be deemed vested.

3.4 Benefits.

(a) During the Term, Executive shall have the right to receive or participate in the employee benefit plans, policies and arrangements, including fringe benefits, of the Company on a basis that is no less favorable than those provided to other senior executives at the Company.

(b) During the Term, Executive will be entitled to the number of paid holidays, personal days off, paid vacation days and sick leave days in each calendar year as are instituted by the Board. In no event shall Executive’s paid vacation be less than twenty working days per year. Such paid vacation may be taken at the Executive’s discretion with the prior approval by the Company, and at such time or times as are not inconsistent with the reasonable business needs with the Company.

(c) During the Term, reasonable expenses incurred by Executive in performing his duties hereunder (including travel expenses) shall be reimbursed by the Company in accordance with the Company’s policies on a basis no less favorable than those applicable to other senior executives of the Company.

(d) The Company shall reimburse all reasonable out-of-pocket relocation expenses of the Executive and shall also reimburse the Executive’s commuting expenses between Tampa and New Jersey and temporary living expenses in the Tampa area until the earlier of (a) February 16, 2005 or (b) the purchase or lease of a home by the Executive in the Tampa area.

ARTICLE 4: PROTECTION OF INFORMATION

4.1 - Disclosure to and Property of Company. All information, designs, ideas, concepts, improvements, product developments, discoveries, and inventions, whether patentable or not, which are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during the Term (whether during business hours or otherwise and whether on Company’s premises or otherwise) that relate to Company’s or any of its affiliates’ business, products, or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) (collectively, “Confidential Information”) shall be disclosed to Company consistent with Executive’s fiduciary duties and are and shall be the sole and exclusive property of Company and its affiliates. The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by Executive (unless to defend himself in any dispute between the Executive and the Company or any affiliate or unless required by law), or (ii) is or becomes available to Executive on a non-confidential basis from a source other than the Company or any of its representatives, provided that such source is not known by Executive to be bound by a confidentiality agreement with or other obligation of secrecy to the Company. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression generated by Executive in performing his duties hereunder (collectively, ‘Work Product”) are and shall be the sole and exclusive property of Company or its Affiliates. Upon termination of Executive’s employment by Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to Company.

4.2 No Unauthorized Use or Disclosure. Executive will not, at any time during or after Executive’s employment by Company, make any unauthorized disclosure of Confidential Information or Work Product of Company or its affiliates, or make any use thereof, except in the carrying out of Executive’s responsibilities hereunder,

4.3 Assistance by Executive. Both during the period of Executive’s employment by Company and thereafter for a period of two years, Executive shall provide reasonable assistance to Company and its nominees, at any time, in the protection of Company’s or its Affiliates worldwide right, title and interest in and to Work Product and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries; provided that the Company shall reimburse Executive for reasonable out-of-pocket expenses (including attorneys fees) incurred by Executive in performing his obligations under this Section 4.3.

4.4 Remedies. Executive acknowledges that money damages might not be sufficient remedy for any breach of this Article 4 or Article 6 by Executive; and Company or its Affiliates shall be entitled to seek enforcement of the provisions of Sections 4.1 or 4.2 or Article 6 by terminating payments then owing to Executive under this Agreement and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article or Article 6, but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents.

ARTICLE 5: INDEMNIFICATION

Company shall indemnify Executive to the same extent as directors and officers of Company are indemnified by Company, which indemnification procedures are set forth in Article 6 of Company’s Bylaws. Any amendment or modification to the Bylaws shall not affect Executive’s indemnification rights hereunder unless such amendment or modification results in an expansion of such indemnification rights.

ARTICLE 6: NONCOMPETITION AFTER TERMINATION

6.1 In General. Executive agrees that, from the date hereof until 12 months after the expiration or termination of this Agreement (the “Non-Compete Period”), Executive shall not: (a) directly or indirectly participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in or aid or assist anyone else in the conduct of any business in those states that, as of the expiration or termination of this Agreement, the Company is presently doing business in or that the Company intends to do business in the upcoming 12 months (which intent shall have been demonstrated by a Board or committee resolution or formal business plan of the Company) that is directly competitive with that conducted by Company or its affiliates (a “Competitive Operation”); provided, however, that this provision shall not preclude Executive from owning not more than 5% of the equity securities of any publicly held Competitive Operation so long as Executive does not serve as an employee, officer, director or consultant to such business;

(b) directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner, or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity either (1) attempt to hire, contract or solicit with respect to hiring any employee of Company or its affiliates or (ii) induce or otherwise counsel, advise or encourage any employee of Company or its affiliates to leave the employment of Company or its affiliates; (c) directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner, or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity call upon, solicit, divert or take away, any customer or vendor of Company or its affiliates with whom Executive dealt, directly or indirectly, during his engagement with Company or its affiliates, in connection with a Competitive Operation; provided, however, that Executive may call upon such customers and vendors for the purpose of promoting sales of Company’s or its affiliates’ services and products to such customers and vendors, and for such other purposes as are not reasonably intended to result in any reduction in Company’s or its affiliates’ sales or prospective sales to such customers and vendors.

Notwithstanding the foregoing, in the event this Agreement is not renewed at the end of the Stated Term or an Extended Year Term pursuant to the provisions of Section 2.1, then the Non-Compete Period shall be six months.

ARTICLE 7: MISCELLANEOUS

7.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:	Switch & Data Facilities Company, Inc. 1715 N. Westshore Blvd., Suite 650 Tampa, FL 33007

With a copy to:	Robert J. Grammig, Esq. Holland & Knight LLP 100 North Tampa Street, Suite 4100 Tampa, FL 33602

If to Executive to:	Mr. Keith Olsen 1715 N. Westshore Blvd., Suite 650 Tampa, FL 33007

With a copy to:	Kerry M. Parker, Esquire Epstein Becker & Green P.C. Two Gateway Center, 12th Floor Newark, New Jersey 07102

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

7.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Delaware.

7.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.4 Severability. To the extent permitted by applicable law, Company and Executive hereby agree that any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be modified, but only to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of Company’s and Executives’ bargain hereunder. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that term or provision shall not affect the validity or enforceability of any other term or provision of this Agreement, and all other terms or provisions shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

7.6 Withholding of Taxes and Other Executive Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

7.7 Headings. The section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

7.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, the singular number includes the plural and vice-versa, “or” has the inclusive meaning identified with the phrase “and/or,” and “including” has the inclusive meaning frequently identified with the phrase “but not limited to.”

7.9 Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger, sale or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

7.10 Mitigation. If Executive’s employment hereunder is terminated for any reason, Executive shall have no duty to attempt to mitigate his damages by seeking alternative employment, the Company shall not be entitled to reduce the amount of any compensation or benefits payable to Executive hereunder by any amounts received by Executive in connection with any alternative employment, and Executive shall not be required to pay the Company any amounts that he may receive from any such alternative employment or otherwise.

7.11 Legal Fees. The Company shall pay Executive’s actual out-of-pocket legal fees and expenses incurred as a result of the preparation, negotiation and execution of this Agreement, not to exceed $10,000.

7.12 Entire Agreement/Amendment. With respect to the subject matter of this Agreement, this Agreement supersedes all previous contracts and constitutes the entire agreement existing between or among the parties. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect including, without limitation, that certain term sheet dated as of January 7, 2004 between Company and Executive. The parties specifically acknowledge that, in entering into and executing this Agreement, each is relying solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or oral, not expressly incorporated herein, are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above, to be effective as of the Effective Date.

COMPANY:

SWITCH & DATA FACILITIES COMPANY, INC.

By:
William K. Luby, Chairman

EXECUTIVE:

KEITH OLSEN

EXHIBIT A

INCENTIVE STOCK OPTION AGREEMENT

This INCENTIVE STOCK OPTION AGREEMENT (this “Agreement”) is made as of the 16th day of February, 2004, between SWITCH & DATA FACILITIES COMPANY, INC., a Delaware corporation (the “Company”), and Keith Olsen (“Employee”).

To carry out the purposes of the SWITCH & DATA FACILITIES COMPANY, INC. 2003 STOCK INCENTIVE PLAN (the “Plan”), by affording Employee the opportunity to purchase shares of the Series D-2 Preferred Stock of the Company, par value $0.0001 per share (“Stock”), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree as follows:

1. Grant of Option. The Company hereby irrevocably grants to Employee the right and option (“Option”) to purchase all or any part of an aggregate of 72,222 shares of Stock on the terms and conditions set forth herein and in the Plan. A copy of the Plan is attached hereto as Exhibit A, and the Plan is incorporated herein by reference as a part of this Agreement. This Option is intended to constitute an incentive stock option, within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent permitted under the Code.

2. Purchase Price. The purchase price of Stock purchased pursuant to the exercise of this Option shall be $27.69 per share, which has been determined to be not less than the fair market value of the Stock at the date of grant of this Option. For all purposes of this Agreement, fair market value of Stock shall be determined in accordance with the provisions of the Plan.

3. Exercise of Option. Subject to (i) compliance with the applicable provisions of state securities laws and (ii) the earlier expiration of this Option as herein provided, this Option may be exercised, by written notice to the Company at its principal executive office addressed to the attention of its Chief Executive Officer, at any time and from time to time after the date of grant hereof, but, except as otherwise provided below and subsection (i) above, this Option shall not be exercisable for more than a percentage (the “Vested Percentage”) of the aggregate number of shares offered by this Option determined by the amount of time lapsed from the “Vesting Start Date” (which for purposes of this Agreement shall be March 31, 2004 to the date of such exercise as follows:

Prior to the Vesting Start Date, the Vested Percentage shall be 25.0%. As of the Vesting Start Date, the Vested Percentage shall be 31.25% and shall increase by 6.25% upon each succeeding 3 month anniversary of the Vesting Start Date with such percentage to be 100% as of December 31, 2006 and thereafter. In no event shall the Vested Percentage exceed 100%.

This Option may be exercised only while Employee remains an employee of the Company and will terminate and cease to be exercisable upon Employee’s termination of employment with the Company, except that, subject to Section 3(i) above:

(a) If Employee’s employment with the Company terminates by reason of disability (within the meaning of section 22(e)(3) of the Code), this Option may be exercised in full by Employee (or Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) at any time during the period of one year following such termination;

(b) If Employee dies while in the employ of the Company, Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee may exercise this Option in full at any time during the period of one year following the date of Employee’s death.

(c) If Employee’s employment with the Company terminates for any reason other than as described in (a) or (b) above, unless Employee’s employment is terminated for cause, this Option may be exercised by Employee at any time during the period of 30 days following such termination, or by Employee’s estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) during a period of one year following Employee’s death if Employee dies during such 30 day period, but in each case only as to the number of shares Employee was entitled to purchase hereunder as of the date Employee’s employment so terminates. The Committee appointed by the Board of Directors of the Company to administer the Plan (the “Committee”) may, in its sole discretion, advise Employee in writing, prior to a voluntary termination of Employee’s employment, that such termination will be treated for purposes of this paragraph as an involuntary termination for a reason other than cause. As used in this paragraph, the term “cause” shall have the meaning set forth in Section 2.2 of the Employment Agreement between the Company and the Employee.

This Option shall not be exercisable in any event after the expiration of ten (10) years from the date of grant hereof. The purchase price of shares as to which this Option is exercised shall be paid in full at the time of exercise (a) in cash (including check, bank draft or money order payable to the order of the Company), (b) by delivering to the Company shares of Stock having a fair market value equal to the purchase price, (c) if the Stock is readily tradable on a national securities market, through a “cashless-broker” exercise in accordance with a Company-established policy or program for the same or (d) any combination of the foregoing. No fraction of a share of Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the exercise price thereof; rather, Employee shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Stock. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Employee, Employee (or the person permitted to exercise this Option in the event of Employee’s death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of this Option.

4. Withholding of Tax. To the extent that the exercise of this Option or the disposition of shares of Stock acquired by exercise of this Option results in compensation income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money or shares of Stock as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income. Upon an exercise of this Option, the Company is further authorized in its discretion to satisfy any such withholding requirement out of any cash or shares of Stock distributable to Employee upon such exercise.

5. Restrictions on Transfer; Company’s Right of First Refusal.

(a) This Option shall be subject to the restrictions on transfer set forth in the Plan.

(b) The Employee agrees that if, at any time after the Employee has exercised any part of this Option and purchased Stock of the Company, the Employee receives an offer that he wishes to accept with respect to the transfer of any or all of the Stock (the “Subject Shares”), then the Employee shall first give the Company notice in writing of such proposed transfer, and such notice (the “Notice”) shall contain (i) the name and address of the proposed transferee; (ii) the terms and conditions of such transfer, including a full and complete description of any non-cash consideration; and (iii) an offer (the “Required Offer”) to sell the Subject Shares to the Company or any designee of the Company including any of the Company’s other equity owners, at a price per share equal to the proposed consideration for the transfer of the Subject Shares, except that, at the Company’s option, any non-cash consideration may be paid in cash in an amount equal to the fair market value thereof as determined by the Board of Directors of the Company (the “Board”) in good faith. At any time during the 30-day period immediately following the delivery of the Notice to the Company, the Company and, if applicable, its designees shall have the exclusive right and option, but not the obligation, to accept the Required Offer and proceed with the purchase of the Subject Shares pursuant thereto. In the event the Company or its designees, as applicable, does not exercise its rights as set forth in this Section 5(b), the Employee shall be free to transfer such Subject Shares under the terms and conditions stated in the Notice so long as (A) the proposed transferee is not a competitor or potential competitor of the Company (as determined in good faith by the Board), (B) the transfer is made in compliance with applicable laws (including securities laws) and the Employee delivers to the Company at the Employee’s expense reasonable evidence (such as an opinion of counsel) to such effect and (C) the transferee enters into an adoption agreement whereby it agrees that the Subject Shares to be acquired by it shall be subject to the terms of this Section 5 and Section 6; provided, however, that if such transfer does not take place within 60 days following the delivery of the Notice to the Company, the terms of this Section 5 and Section 6 must once again be complied with before any transfer of Stock can occur. Any Subject Shares which are transferred pursuant to the preceding provisions of this Section 5(b) shall remain subject to the right of first refusal set forth in this Section 5(b) as it would apply to any subsequent transfer. The Employee shall not pledge or otherwise encumber any of the Stock without the written consent of the Company.

(c) Notwithstanding the terms of Section 5(b) to the contrary, the right of first refusal stated herein shall not apply to transfers (i) pursuant to the laws of descent and distribution or (ii) pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act (or the rules thereunder); provided, however, that any such

Stock shall be subject to the terms of this Section 5 and Section 6 subsequent to any such transfer. The right of first refusal stated herein shall not apply to the exchange of Stock pursuant to a plan of merger, consolidation, recapitalization or reorganization of the Company, but any stock, securities or other property received in exchange therefor shall be subject to the right of first refusal set forth herein.

(d) The provisions of Section 5(b) and (c) and of Section 6 shall terminate upon the consummation of an initial public offering of securities of the Company (other than offerings on Form S-4, S-8 and any successor forms).

6. Obligation to Participate in Transfers. This Option and any Stock purchased in respect of this Option shall be bound by, and Employee shall comply with, the terms of Sections 5, 6 and 7 of Exhibit B to the Fourth Amended and Restated Investors Agreement dated as of March 14, 2003, among the Company and certain of its stockholders, as amended by that certain First Amendment to Fourth Amended and Restated Investors Agreement dated March 20, 2003, as the same may be further amended from time to time (the “Investors Agreement”), as if Employee were a “Securityholder” for purposes of such Sections 5, 6 and 7. Such provisions require Employee to sell or exchange the Stock in certain transactions involving a sale of the Company, the merger of the Company with another entity, a public offering with respect to the Company and similar transactions if a large enough percentage of the parties to the foregoing Investors Agreement approves such transaction or offering. The Company will make a copy of such Investors Agreement available to Employee at the Company’s corporate office. The provisions of this Section 6 may require Employee to sell the Stock even without Employee’s approval if a large enough percentage of the Company’s stockholders approve such sale.

7. Status of Stock. Employee understands that at the time of the execution of this Agreement the shares of Stock to be issued upon exercise of this Option have not been registered under the Securities Act, or any state securities law, and that the Company does not currently intend to effect any such registration. Until the shares of Stock acquirable upon the exercise of the Option have been registered for issuance under the Securities Act, the Company will not issue such shares unless the holder of the Option provides the Company with a written opinion of legal counsel, who shall be satisfactory to the Company, addressed to the Company and satisfactory in form and substance to the Company’s counsel, to the effect that the proposed issuance of such shares to such Option holder may be made without registration under the Securities Act. In the event exemption from registration under the Securities Act is available upon an exercise of this Option, Employee (or the person permitted to exercise this Option in the event of Employee’s death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.

Employee agrees that the shares of Stock which Employee may acquire by exercising this Option shall be acquired for investment without a view to distribution, within the meaning of the Securities Act, and shall not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for the shares under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. Employee also agrees that the shares of Stock which Employee may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.

In addition, Employee agrees that (i) the certificates representing the shares of Stock may bear such legend or legends as the Committee deems appropriate in order to assure compliance with the terms of this Agreement and applicable securities laws, (ii) the Company may refuse to register the transfer of the shares of Stock purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of the terms of this Agreement or any applicable securities law and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock purchased under this Option.

8. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, an Affiliate (as such term is defined in the Plan), or a corporation or a parent or subsidiary of such corporation assuming or substituting a new option for this Option. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee and its determination shall be final.

9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Employee has executed this Agreement, all as of the day and year first above written.

COMPANY:	SWITCH & DATA FACILITIES COMPANY, INC.

By:

	Its:	Chairman of the Board

EMPLOYEE:
(Signature)

Keith Olsen
(Printed Name)

The Employee’s spouse, if any, is fully aware of, understands and fully consents and agrees to the provisions of this Agreement and its binding effect upon any marital or community property interests he or she may now or hereafter own, and agrees that the termination of his or her and the Employee’s marital relationship for any reason shall not have the effect of removing any securities of the Company otherwise subject to this Agreement from coverage hereunder and that his or her awareness, understanding, consent and agreement are evidenced by his or her signature below.

Employee’s Spouse (If Any)

(Signature)

(Printed Name)

EXHIBIT B

INCENTIVE STOCK OPTION AGREEMENT

This INCENTIVE STOCK OPTION AGREEMENT (this “Agreement”) is made as of the 16th day of February, 2004, between SWITCH & DATA FACILITIES COMPANY, INC., a Delaware corporation (the “Company”), and Keith Olsen (“Employee”).

To carry out the purposes of the SWITCH & DATA FACILITIES COMPANY, INC. 2003 STOCK INCENTIVE PLAN (the “Plan”), by affording Employee the opportunity to purchase shares of the Series D-2 Preferred Stock of the Company, par value $0.0001 per share (“Stock”), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree as follows:

1. Grant of Option. The Company hereby irrevocably grants to Employee the right and option (“Option”) to purchase all or any part of an aggregate of 54,167 shares of Stock on the terms and conditions set forth herein and in the Plan. A copy of the Plan is attached hereto as Exhibit A, and the Plan is incorporated herein by reference as a part of this Agreement. This Option is intended to constitute an incentive stock option, within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent permitted under the Code.

2. Purchase Price. The purchase price of Stock purchased pursuant to the exercise of this Option shall be either (a) the initial public offering price of the Company’s common stock or (b) if the Company has not completed an initial public offering prior to February 16, 2005, $27.69 per share, which has been determined to be not less than the fair market value of the Stock at the date of grant of this Option. For all purposes of this Agreement, fair market value of Stock shall be determined in accordance with the provisions of the Plan.

3. Exercise of Option. Subject to (i) compliance with the applicable provisions of state securities laws and (ii) the earlier expiration of this Option as herein provided, this Option may be exercised, by written notice to the Company at its principal executive office addressed to the attention of its Chief Executive Officer, at any time and from time to time after the date of grant hereof, but, except as otherwise provided below and subsection (i) above, this Option shall not be exercisable for more than a percentage (the “Vested Percentage”) of the aggregate number of shares offered by this Option determined by the amount of time lapsed from the “Vesting Start Date” (which for purposes of this Agreement shall be March 31, 2004 to the date of such exercise as follows:

Prior to the Vesting Start Date, the Vested Percentage shall be 25%. As of the Vesting Start Date, the Vested Percentage shall be 31.25% and such percentage shall increase by 6.25% upon each succeeding 3 month anniversary of the Vesting Start Date with such percentage to be 100% as of December 31, 2006 and thereafter. In no event shall the Vested Percentage exceed 100%.

This Option may be exercised only while Employee remains an employee of the Company and will terminate and cease to be exercisable upon Employee’s termination of employment with the Company, except that, subject to Section 3(i) above:

(a) If Employee’s employment with the Company terminates by reason of disability (within the meaning of section 22(e)(3) of the Code), this Option may be exercised in full by Employee (or Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) at any time during the period of one year following such termination.

(b) If Employee dies while in the employ of the Company, Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee may exercise this Option in full at any time during the period of one year following the date of Employee’s death.

(c) If Employee’s employment with the Company terminates for any reason other than as described in (a) or (b) above, unless Employee’s employment is terminated for cause, this Option may be exercised by Employee at any time during the period of 30 days following such termination, or by Employee’s estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) during a period of one year following Employee’s death if Employee dies during such 30 day period, but in each case only as to the number of shares Employee was entitled to purchase hereunder as of the date Employee’s employment so terminates. The Committee appointed by the Board of Directors of the Company to administer the Plan (the “Committee”) may, in its sole discretion, advise Employee in writing, prior to a voluntary termination of Employee’s employment, that such termination will be treated for purposes of this paragraph as an involuntary termination for a reason other than cause. As used in this paragraph, the term “cause” shall have the meaning set forth in Section 2.2 of the Employment Agreement between the Company and the Employee.

(d) Notwithstanding the above, this option will not be exercisable prior to February 16, 2005, without the prior approval of the Company (which shall be given in the event of a change in control of the Company). In the event of the applicability of Sections 3(a), (b) or (c) above, the time for the exercise of the Employee’s option shall be extended through March 16, 2005.

This Option shall not be exercisable in any event after the expiration of ten (10) years from the date of grant hereof. The purchase price of shares as to which this Option is exercised shall be paid in full at the time of exercise (a) in cash (including check, bank draft or money order payable to the order of the Company), (b) by delivering to the Company shares of Stock having a fair market value equal to the purchase price, (c) if the Stock is readily tradable on a national securities market, through a “cashless-broker” exercise in accordance with a Company-established policy or program for the same or (d) any combination of the foregoing. No fraction of a share of Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the exercise price thereof; rather, Employee shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Stock. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Employee, Employee (or the person permitted to exercise this Option in the event of Employee’s death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of this Option.

4. Withholding of Tax. To the extent that the exercise of this Option or the disposition of shares of Stock acquired by exercise of this Option results in compensation income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money or shares of Stock as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income. Upon an exercise of this Option, the Company is further authorized in its discretion to satisfy any such withholding requirement out of any cash or shares of Stock distributable to Employee upon such exercise.

5. Restrictions on Transfer; Company’s Right of First Refusal.

(a) This Option shall be subject to the restrictions on transfer set forth in the Plan.

(b) The Employee agrees that if, at any time after the Employee has exercised any part of this Option and purchased Stock of the Company, the Employee receives an offer that he wishes to accept with respect to the transfer of any or all of the Stock (the “Subject Shares”), then the Employee shall first give the Company notice in writing of such proposed transfer, and such notice (the “Notice”) shall contain (i) the name and address of the proposed transferee; (ii) the terms and conditions of such transfer, including a full and complete description of any non-cash consideration; and (iii) an offer (the “Required Offer”) to sell the Subject Shares to the Company or any designee of the Company including any of the Company’s other equity owners, at a price per share equal to the proposed consideration for the transfer of the Subject Shares, except that, at the Company’s option, any non-cash consideration may be paid in cash in an amount equal to the fair market value thereof as determined by the Board of Directors of the Company (the “Board”) in good faith. At any time during the 30-day period immediately following the delivery of the Notice to the Company, the Company and, if applicable, its designees shall have the exclusive right and option, but not the obligation, to accept the Required Offer and proceed with the purchase of the Subject Shares pursuant thereto. In the event the Company or its designees, as applicable, does not exercise its rights as set forth in this Section 5(b), the Employee shall be free to transfer such Subject Shares under the terms and conditions stated in the Notice so long as (A) the proposed transferee is not a competitor or potential competitor of the Company (as determined in good faith by the Board), (B) the transfer is made in compliance with applicable laws (including securities laws) and the Employee delivers to the Company at the Employee’s expense reasonable evidence (such as an opinion of counsel) to such effect and (C) the transferee enters into an adoption agreement whereby it agrees that the Subject Shares to be acquired by it shall be subject to the terms of this Section 5 and Section 6; provided, however, that if such transfer does not take place within 60 days following the delivery of the Notice to the Company, the terms of this Section 5 and Section 6 must once again be complied with before any transfer of Stock can occur. Any Subject Shares which are transferred pursuant to the preceding provisions of this Section 5(b) shall remain subject to the right of first refusal set forth in this Section 5(b) as it would apply to any subsequent transfer. The Employee shall not pledge or otherwise encumber any of the Stock without the written consent of the Company.

(c) Notwithstanding the terms of Section 5(b) to the contrary, the right of first refusal stated herein shall not apply to transfers (i) pursuant to the laws of descent and distribution or (ii) pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act (or the rules thereunder); provided, however, that any such Stock shall be subject to the terms of this Section 5 and Section 6 subsequent to any such transfer. The right of first refusal stated herein shall not apply to the exchange of Stock pursuant to a plan of merger, consolidation, recapitalization or reorganization of the Company, but any stock, securities or other property received in exchange therefor shall be subject to the right of first refusal set forth herein.

(d) The provisions of Section 5(b) and (c) and of Section 6 shall terminate upon the consummation of an initial public offering of securities of the Company (other than offerings on Form S-4, S-8 and any successor forms).

6. Obligation to Participate in Transfers. This Option and any Stock purchased in respect of this Option shall be bound by, and Employee shall comply with, the terms of Sections 5, 6 and 7 of Exhibit B to the Fourth Amended and Restated Investors Agreement dated as of March 14, 2003, among the Company and certain of its stockholders, as amended by that certain First Amendment to Fourth Amended and Restated Investors Agreement dated March 20, 2003, as the same may be further amended from time to time (the “Investors Agreement”), as if Employee were a “Securityholder” for purposes of such Sections 5, 6 and 7. Such provisions require Employee to sell or exchange the Stock in certain transactions involving a sale of the Company, the merger of the Company with another entity, a public offering with respect to the Company and similar transactions if a large enough percentage of the parties to the foregoing Investors Agreement approves such transaction or offering. The Company will make a copy of such Investors Agreement available to Employee at the Company’s corporate office. The provisions of this Section 6 may require Employee to sell the Stock even without Employee’s approval if a large enough percentage of the Company’s stockholders approve such sale.

7. Status of Stock. Employee understands that at the time of the execution of this Agreement the shares of Stock to be issued upon exercise of this Option have not been registered under the Securities Act, or any state securities law, and that the Company does not currently intend to effect any such registration. Until the shares of Stock acquirable upon the exercise of the Option have been registered for issuance under the Securities Act, the Company will not issue such shares unless the holder of the Option provides the Company with a written opinion of legal counsel, who shall be satisfactory to the Company, addressed to the Company and satisfactory in form and substance to the Company’s counsel, to the effect that the proposed issuance of such shares to such Option holder may be made without registration under the Securities Act. In the event exemption from registration under the Securities Act is available upon an exercise of this Option, Employee (or the person permitted to exercise this Option in the event of Employee’s death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.

Employee agrees that the shares of Stock which Employee may acquire by exercising this Option shall be acquired for investment without a view to distribution, within the meaning of the Securities Act, and shall not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for the shares under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. Employee also agrees that the shares of Stock which Employee may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.

In addition, Employee agrees that (i) the certificates representing the shares of Stock may bear such legend or legends as the Committee deems appropriate in order to assure compliance with the terms of this Agreement and applicable securities laws, (ii) the Company may refuse to register the transfer of the shares of Stock purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of the terms of this Agreement or any applicable securities law and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock purchased under this Option.

8. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, an Affiliate (as such term is defined in the Plan), or a corporation or a parent or subsidiary of such corporation assuming or substituting a new option for this Option. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee and its determination shall be final.

9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Employee has executed this Agreement, all as of the day and year first above written.

COMPANY:	SWITCH & DATA FACILITIES COMPANY, INC.

By:
	Its:	Chairman of the Board

EMPLOYEE:
(Signature)

Keith Olsen
(Printed Name)

The Employee’s spouse, if any, is fully aware of, understands and fully consents and agrees to the provisions of this Agreement and its binding effect upon any marital or community property interests he or she may now or hereafter own, and agrees that the termination of his or her and the Employee’s marital relationship for any reason shall not have the effect of removing any securities of the Company otherwise subject to this Agreement from coverage hereunder and that his or her awareness, understanding, consent and agreement are evidenced by his or her signature below.

Employee’s Spouse (If Any)

(Signature)

(Printed Name)

EXHIBIT A

TO INCENTIVE STOCK OPTION AGREEMENT

SWITCH & DATA FACILITIES COMPANY, INC.

2003 STOCK INCENTIVE PLAN

SWITCH & DATA FACILITIES COMPANY, INC.

FIRST AMENDED AND RESTATED

2001 STOCK INCENTIVE PLAN

TABLE OF CONTENTS

ARTICLE 1
PURPOSE

ARTICLE 2
DEFINITIONS

ARTICLE 3
EFFECTIVE DATE AND DURATION OF THIS PLAN

ARTICLE 4
ADMINISTRATION

4.1	COMPOSITION OF COMMITTEE	5

4.2	POWERS	5

4.3	ADDITIONAL POWERS	6

ARTICLE 5
SHARES SUBJECT TO THIS PLAN; GRANT OF AWARDS

5.1	SHARES SUBJECT TO THIS PLAN	6

5.2	GRANT OF AWARDS	6

5.3	STOCK OFFERED	6

ARTICLE 6
ELIGIBILITY

ARTICLE 7
STOCK OPTIONS

7.1	OPTION PERIOD	7

7.2	LIMITATIONS ON EXERCISE OF OPTION	7

7.3	SPECIAL LIMITATIONS ON INCENTIVE STOCK OPTIONS	7

7.4	OPTION AGREEMENT	8

7.5	OPTION PRICE AND PAYMENT	8

7.6	STOCKHOLDER RIGHTS AND PRIVILEGES	9

7.7	OPTIONS AND RIGHTS IN SUBSTITUTION FOR STOCK OPTIONS GRANTED BY OTHER EMPLOYERS	9

i

ARTICLE 8
RESTRICTED STOCK AWARDS

8.1	FORFEITURE RESTRICTIONS TO BE ESTABLISHED BY THE COMMITTEE	9

8.2	OTHER TERMS AND CONDITIONS	9

8.3	PAYMENT FOR RESTRICTED STOCK	10

8.4	COMMITTEE’S DISCRETION TO ACCELERATE VESTING OF RESTRICTED STOCK AWARD	10

8.5	RESTRICTED STOCK AGREEMENTS	10

ARTICLE 9
RECAPITALIZATION OR REORGANIZATION

9.1	NO EFFECT ON RIGHT OR POWER	10

9.2	SUBDIVISION OR CONSOLIDATION OF SHARES; STOCK DIVIDENDS	11

9.3	RECAPITALIZATIONS AND CORPORATE CHANGES	11

9.4	CHANGE OF CONTROL VALUE	12

9.5	OTHER CHANGES IN THE SERIES D-2 PREFERRED STOCK	12

9.6	STOCKHOLDER ACTION	12

9.7	NO ADJUSTMENTS UNLESS OTHERWISE PROVIDED	13

ARTICLE 10
AMENDMENT AND TERMINATION OF THIS PLAN

ARTICLE 11
MISCELLANEOUS

11.1	NO RIGHT TO AN AWARD	13

11.2	NO EMPLOYMENT/MEMBERSHIP RIGHTS CONFERRED	13

11.3	OTHER LAWS; WITHHOLDING	13

11.4	NO RESTRICTION ON CORPORATE ACTION	14

11.5	RESTRICTIONS ON TRANSFER	14

11.6	GOVERNING LAW	14

11.7	NOTICE OF TRANSACTION	14

11.8	FINANCIAL REPORTS	14

11.9	REPURCHASE UPON TERMINATION OF EMPLOYMENT	14

11.10	COMPLIANCE WITH APPLICABLE LAWS	15

ii

SWITCH & DATA FACILITIES COMPANY, INC.

2003 STOCK INCENTIVE PLAN

ARTICLE 1

PURPOSE

The purpose of the SWITCH & DATA FACILITIES COMPANY, INC. 2003 STOCK INCENTIVE PLAN (this “Plan”) is to provide a means through which SWITCH & DATA FACILITIES COMPANY, INC., a Delaware corporation (the “Company”), and its Affiliates may attract able persons to serve as Directors or Consultants or to enter the employ of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the welfare of the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates. A further purpose of this Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates. Accordingly, this Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee, Consultant, or Director as provided herein. This Plan is intended to comply with the registration exemptions provided under applicable state and federal securities laws, including Section 25102(o) of the California Corporations Code or any successor provision under California law (the “California Blue Sky Exemption”), as now in effect or in effect at the time of any offering or sale of securities pursuant to this Plan. To the extent that any provision of this Plan or of any Option Agreement or Restricted Stock Agreement conflicts with the applicable provisions of state or federal laws, including the California Blue Sky Exemption, then the provisions of such laws shall govern.

ARTICLE 2

DEFINITIONS

The following definitions shall be applicable throughout this Plan unless specifically modified by any paragraph:

“Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

“Award” means, individually or collectively, any Option or Restricted Stock Award.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended. Reference in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

“Committee” means a committee of the Board that is selected by the Board as provided in Section 4.1.

“Company” means Switch & Data Facilities Company, Inc., a Delaware corporation.

“Consultant” means any person who is not an employee and who is providing advisory or consulting services to the Company or any Affiliate.

“Director” means an individual who is a member of the Board.

“employee” means any person (including a Director) in an employment relationship with the Company or any Affiliate.

“Fair Market Value” means, as of any specified date, the mean of the high and low sales prices of the Series D-2 Preferred Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Series D-2 Preferred Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date (or such other reporting service approved by the Committee); or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Series D-2 Preferred Stock are so reported. If the Series D-2 Preferred Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Series D-2 Preferred Stock on the most recent date on which Series D-2 Preferred Stock was publicly traded. In the event Series D-2 Preferred Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate, taking into account, to the extent required by applicable law: (X) the price at which securities of reasonably comparable companies (if any) in the same industry as the Company are being traded, subject to appropriate adjustments for the dissimilarities between the companies being compared, and (Y) in the absence of any reliable comparable companies, the earnings history, book value and prospects of the Company in light of market conditions generally. Notwithstanding the foregoing, the Fair Market Value of a share of Series D-2 Preferred Stock on the date of an initial public offering of Series D-2 Preferred Stock shall be the offering price under such initial public offering.

“Holder” means an employee, Consultant, or Director who has been granted an Award.

“Incentive Stock Option” means an incentive stock option within the meaning of section 422 of the Code.

“Option” means an Award granted under Article 7 of this Plan and includes both Incentive Stock Options to purchase Series D-2 Preferred Stock and Options that do not constitute Incentive Stock Options to purchase Series D-2 Preferred Stock.

“Option Agreement” means a written agreement between the Company and a Holder with respect to an Option.

“Plan” means this Switch & Data Facilities Company, Inc. 2003 Stock Incentive Plan, as amended from time to time.

“Restricted Stock Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

“Restricted Stock Award” means an Award granted under Article 8 of this Plan.

“Series D-2 Preferred Stock” means the Series D-2 Preferred Stock, par value $0.0001 per share, of the Company, or any security into which such Series D-2 Preferred Stock may be changed by reason of any transaction or event of the type described in Article 9.

“Stock Appreciation Right” shall have the meaning assigned to such term in Section 7.4 of this Plan.

ARTICLE 3

EFFECTIVE DATE AND DURATION OF THIS PLAN

This Plan shall become effective upon the date of its adoption by the Board, provided this Plan is approved by the stockholders of the Company within 12 months thereafter. Notwithstanding any provision in this Plan, in any Option Agreement or in any Restricted Stock Agreement to the contrary, no Option shall be exercisable and no Restricted Stock Award shall vest prior to such stockholder approval. In the event that the stockholders fail to approve this Plan within 12 months after its adoption by the Board, any Awards shall be null and void and no additional Awards shall be made. Subject to earlier termination under Article 10, this Plan shall terminate on, and no further Awards may be granted under this Plan after, the date that is 10 years after this Plan is adopted by the Board.

ARTICLE 4

ADMINISTRATION

4.1 Composition of Committee. This Plan shall be administered by a committee of, and appointed by, the Board, which committee may be the compensation committee appointed by the Board form time to time. In the absence of the Board’s appointment of a committee to administer this Plan, the Board shall serve as the Committee.

4.2 Powers. Subject to the express provisions of this Plan, the Committee shall have authority, in its discretion, to determine which employees, Consultants, or Directors shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option or nonqualified Option shall be granted, and the number of shares to be subject to each Option or Restricted Stock Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective employees, Consultants, or Directors, their present and potential contribution to the Company’s success and such other factors as the Committee in its discretion shall deem relevant.

4.3 Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of this Plan. Subject to the express provisions of this Plan, this shall include the power to construe this Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to this Plan, and to determine the terms, restrictions and provisions of the agreement relating to each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering this Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article 4 shall be conclusive.

ARTICLE 5

SHARES SUBJECT TO THIS PLAN; GRANT OF AWARDS

5.1 Shares Subject to this Plan. Subject to adjustment in the same manner as provided in Article 9 with respect to shares of Series D-2 Preferred Stock subject to Options then outstanding, the aggregate number of shares of Series D-2 Preferred Stock that may be issued under this Plan shall not exceed 361,111 (which number shall be subject to adjustment for stock splits, recapitalizations and other events as described in Article 9). Shares shall be deemed to have been issued under this Plan only (i) to the extent actually issued and delivered pursuant to an Award or (ii) to the extent an Award is settled in cash. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Series D-2 Preferred Stock subject to such Award shall again be available for the grant of an Award under this Plan. The Company will comply with all applicable laws, including state Blue Sky laws, 1 regarding any limitations as to the percentage that the total number of securities issuable upon exercise of all outstanding options issued by the Company and the total number of securities provided for under any stock bonus or similar plan or agreement of the Company bears to the total number of securities of the Company.

5.2 Grant of Awards. The Committee may from time to time grant Awards to one or more employees, Consultants, or Directors determined by it to be eligible for participation in this Plan in accordance with the terms of this Plan.

5.3 Stock Offered. Subject to the limitations set forth in Section 5.1, the stock to be offered pursuant to the grant of an Award may be authorized but unissued Series D-2 Preferred Stock or Series D-2 Preferred Stock previously issued and outstanding and reacquired by the

[1]	Note to Committee: Applicable federal and state securities laws may place limitations on the percentage of securities that may be issued under this Plan and the other stock bonus or similar plans or agreements of the Company as compared to the total number of outstanding securities of the Company. For example, Section 260.140.45 of Title 10 of the California Code of Regulations currently provides that at no time shall the total number of securities issuable upon exercise of all outstanding options issued by the Company and the total number of securities provided for under any stock bonus or similar plan or agreement of the Company exceed the Applicable Percentage (as defined below). The “Applicable Percentage” is calculated in accordance with Section 260.140.45 of Title 10 of the California Code of Regulations and equals 30% of the securities of the Company that are outstanding at the time the calculation is made (convertible preferred or convertible senior common shares of stock shall be counted on an as if converted basis), unless a higher percentage is approved by at least two-thirds of the outstanding securities of the Company entitled to vote thereon.

Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of this Plan shall cease to be subject to this Plan but, until termination of this Plan, the Company shall at all times make available a sufficient number of shares of Series D-2 Preferred Stock to meet the requirements of this Plan.

ARTICLE 6

ELIGIBILITY

Awards may be granted only to persons who, at the time of grant, are employees, Consultants, or Directors. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in this Plan, such Award may include an Incentive Stock Option, an Option that is not an Incentive Stock Option, a Restricted Stock Award, or any combination thereof.

ARTICLE 7

STOCK OPTIONS

7.1 Option Period. The term of each Option shall be as specified by the Committee at the date of grant and set forth in an Option Agreement; provided, however, that, to the extent required by applicable law, the exercise period for each Option shall be not more than 120 months from the date the Option is granted.

7.2 Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee and set forth in an Option Agreement. Notwithstanding the terms of any Option Agreement relating to vesting, but subject to the next sentence, if and only to the extent required by applicable law, an Option shall become exercisable with respect to at least 20% of the shares subject thereto on each of the first five annual anniversaries of the date the Option is granted, subject to reasonable conditions such as continued employment. Notwithstanding the foregoing sentence, in the case of Options granted to officers of the Company, Directors or Consultants, the Option may become fully exercisable, subject to reasonable conditions such as continued employment or service, at any time or during any period established by the Committee, subject to the 120-month limitation described in Section 7.1.

7.3 Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) of the Company at the time the Option is granted. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Series D-2 Preferred Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder’s lifetime only by such Holder or the Holder’s guardian or legal representative.

7.4 Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of this Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. Each Option Agreement shall specify the effect of termination of (i) employment, (ii) the consulting or advisory relationship, or (iii) membership on the Board, as applicable, on the exercisability of the Option. To the extent required by applicable law, vested Options shall be exercisable for a minimum period of six months following termination due to death or disability and 30 days following termination caused by other than death or disability (other than termination for cause, as defined in the Option Agreement). An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Series D-2 Preferred Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a “cashless exercise” of the Option by establishing procedures satisfactory to the Committee with respect thereto. Further, an Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Series D-2 Preferred Stock or a combination of cash and shares of Series D-2 Preferred Stock equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the option price therefor (“Stock Appreciation Rights”), on such terms and conditions as the Committee in its sole discretion may prescribe. In the case of any such Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Series D-2 Preferred Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered. The terms and conditions of the respective Option Agreements need not be identical. Subject to the consent of the Holder, the Committee may, in its sole discretion, amend an outstanding Option Agreement from time to time in any manner that is not inconsistent with the provisions of this Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion thereof, may be exercisable).

7.5 Option Price and Payment. The price at which a share of Series D-2 Preferred Stock may be purchased upon exercise of an Option shall be determined by the Committee and set forth in an Option Agreement but, subject to adjustment as provided in Article 9, (i) in the case of an Incentive Stock Option, such purchase price shall not be less than the Fair Market Value of a share of Series D-2 Preferred Stock on the date such Option is granted, and (ii) in the case of an Option that does not constitute an Incentive Stock Option, such purchase price shall not be less than 50% (or, to the extent required by applicable law, 85%) of the Fair Market Value of a share of Series D-2 Preferred Stock on the date such Option is granted; provided, however, that, to the extent required by applicable law, in the case of an Option granted to an individual who, at the time the Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of securities of the Company or of its parent or subsidiaries, such purchase price shall not be less than 110% of the Fair Market Value of a share of Series D-2 Preferred Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

7.6 Stockholder Rights and Privileges. The Holder shall be entitled to all the privileges and rights of a stockholder (other than rights under the Company’s Investors Agreement unless the Holder is or becomes a party thereto) only with respect to such shares of Series D-2 Preferred Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder’s name.

7.7 Options and Rights in Substitution for Stock Options Granted by Other Employers. Options and Stock Appreciation Rights may be granted under this Plan from time to time in substitution for stock options held by individuals providing services to corporations or other entities who become employees, Consultants or Directors as a result of a merger or consolidation or other business transaction with the Company or any Affiliate.

ARTICLE 8

RESTRICTED STOCK AWARDS

8.1 Forfeiture Restrictions To Be Established by the Committee. Shares of Series D-2 Preferred Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender (or subject to the Company’s repurchase right) the shares to the Company under certain circumstances (the forfeiture and repurchase obligations are collectively referred to as the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Committee, (ii) the Holder’s continued employment with the Company or an Affiliate or continued service as a Consultant or Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) a combination of any of the foregoing. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee.

8.2 Other Terms and Conditions. Series D-2 Preferred Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. Unless provided otherwise in a Restricted Stock Agreement, the Holder shall have the right to receive dividends with respect to Series D-2 Preferred Stock subject to a Restricted Stock Award, to vote Series D-2 Preferred Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award or trigger the Company’s repurchase rights. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Consultant or Director (by retirement, disability, death or otherwise) of a Holder prior to expiration of the Forfeitures Restrictions. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

8.3 Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for each share of Series D-2 Preferred Stock received pursuant to a Restricted Stock Award; provided, however, that, to the extent required by applicable law, such purchase price shall not be less than 85% of the Fair Market Value of a share of Series D-2 Preferred Stock on the date such Restricted Stock Award is granted or at the time the purchase is consummated, or, in the case of a Restricted Stock Award granted to an individual who, at the time the Restricted Stock Award is granted, owns stock possessing more than 10% of the total combined voting power of all classes of securities of the Company or of its parent or subsidiaries, such purchase price shall be not less than 100% of the Fair Market Value of a share of Series D-2 Preferred Stock on the date such Restricted Stock Award is granted or at the time the purchase is consummated.

8.4 Committee’s Discretion to Accelerate Vesting of Restricted Stock Awards. The Committee may, in its discretion and as of a date determined by the Committee, fully vest (or eliminate the Forfeiture Restrictions) any or all Series D-2 Preferred Stock awarded to a Holder pursuant to a Restricted Stock Award and, upon such vesting (or Forfeiture Restriction elimination), all restrictions applicable to such Restricted Stock Award shall terminate as of such date. Any action by the Committee pursuant to this Section 8.4 may vary among individual Holders and may vary among the Restricted Stock Awards held by any individual Holder.

8.5 Restricted Stock Agreements. At the time any Award is made under this Article 8, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical. Subject to the consent of the Holder, the Committee may, in its sole discretion, amend an outstanding Restricted Stock Agreement from time to time in any manner that is not inconsistent with the provisions of this Plan.

ARTICLE 9

RECAPITALIZATION OR REORGANIZATION

9.1 No Effect on Right or Power. The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting

Series D-2 Preferred Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

9.2 Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Options may be granted are shares of Series D-2 Preferred Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Series D-2 Preferred Stock or the payment of a stock dividend on Series D-2 Preferred Stock or a stock split or recapitalization, in each case, without receipt of consideration by the Company, the number of shares of Series D-2 Preferred Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares (by reason of stock dividend, stock split or recapitalization) shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

9.3 Recapitalizations and Corporate Changes. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Series D-2 Preferred Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Holder had been the holder of record of the number of shares of Series D-2 Preferred Stock then covered by such Option. If (i) the Company is a party or bound by a merger or consolidation (whether or not the Company is the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a “Corporate Change”), no later than (x) 10 days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of Directors or (y) 30 days after a Corporate Change of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Holder, shall effect one or more of the following alternatives, which alternatives may vary among individual Holders and which may vary among Options held by any individual Holder: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Holders thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Options held by such Holders (irrespective of whether such Options are then exercisable under the provisions of this Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and cause the Company to pay to each Holder an amount of cash per share equal to the excess, if any, of the amount calculated in Section 9.4 below (the “Change of Control Value”) of the shares subject to such Option over the exercise price(s) under such Options for such shares, or (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding), including, without limitation, adjusting an Option to provide that the number and class of shares of Series D-2 Preferred Stock covered by such Option shall be adjusted so that such Option shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.

9.4 Change of Control Value. For the purposes of clause (2) in Section 9.3 above, the “Change of Control Value” shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price of Series D-2 Preferred Stock offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share of Series D-2 Preferred Stock offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares of Series D-2 Preferred Stock into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 9.4 or Section 9.3 above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

9.5 Other Changes in the Series D-2 Preferred Stock. In the event of stock dividends on Series D-2 Preferred Stock without receipt of consideration by the Company or changes in the outstanding Series D-2 Preferred Stock by reason of subdivisions, recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Series D-2 Preferred Stock occurring after the date of the grant of any Award and for which an adjustment to such Award is not otherwise provided for by this Article 9, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee in its discretion as to the number and price of shares of Series D-2 Preferred Stock or other consideration subject to such Award; provided, however, that to the extent required by applicable law, such Award shall be subject to adjustment by the Committee in the same manner as adjustments are made to Options in Sections 9.2 and 9.3 above. In the event of any such change in the outstanding Series D-2 Preferred Stock or distribution to the holders of Series D-2 Preferred Stock, or upon the occurrence of any other event described in this Article 9, the aggregate number of shares available under this Plan shall be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive.

9.6 Stockholder Action. Any adjustment provided for in this Article 9 shall be subject to any required stockholder action.

9.7 No Adjustments unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Series D-2 Preferred Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

ARTICLE 10

AMENDMENT AND TERMINATION OF THIS PLAN

The Board in its discretion may terminate this Plan at any time with respect to any shares of Series D-2 Preferred Stock for which Awards have not theretofore been granted. Subject to complying with any applicable requirements of applicable state and federal laws, the Board shall have the right to alter or amend this Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder without the consent of the Holder, and provided, further, that the Board may not, without approval of the stockholders, amend this Plan to (a) increase the maximum aggregate number of shares that may be issued under this Plan (unless such increase occurs by reason of the adjustment described in Article 9) or (b) change the class of individuals eligible to receive Awards under this Plan.

ARTICLE 11

MISCELLANEOUS

11.1 No Right To An Award. Neither the adoption of this Plan nor any action of the Board or of the Committee shall be deemed to give an employee, Consultant, or Director any right to be granted an Option, a right to a Restricted Stock Award, or any other rights hereunder except as may be evidenced by an Option Agreement or a Restricted Stock Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

11.2 No Employment/Membership Rights Conferred. Nothing contained in this Plan shall (i) confer upon any employee or Consultant any right with respect to continuation of employment or of a consulting or advisory relationship with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment or consulting or advisory relationship at any time. Nothing contained in this Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

11.3 Other Laws; Withholding. The Company shall not be obligated to issue any Series D-2 Preferred Stock pursuant to any Award granted under this Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules and regulations as the Company or the

Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares. No fractional shares of Series D-2 Preferred Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

11.4 No Restriction on Corporate Action. Nothing contained in this Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award made under this Plan. No employee, Consultant, Director, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

11.5 Restrictions on Transfer. An Incentive Stock Option shall be subject to the transfer restrictions set forth in Section 7.3. With respect to an Option that does not constitute an Incentive Stock Option, except as otherwise provided in the applicable Option Agreement and then only to the extent permitted by applicable law, no such Option shall be transferable by the Holder other than by will or the laws of descent and distribution. Except as otherwise provided in the applicable Restricted Stock Agreement and then only to the extent permitted by applicable law, no Restricted Stock Award shall be transferable by the Holder otherwise than by will or the laws of descent and distribution.

11.6 Governing Law. This Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

11.7 Notice of Transaction. To the extent required by applicable law, the Company shall file a notice with applicable authorities of the issuance of any Award or an exercise of or other transaction involving an Award within the time frames required by applicable law.2

11.8 Financial Reports. To the extent required by applicable law, the Company shall furnish to the Holders, at least annually, summary financial information regarding the Company’s financial condition and results of operations, unless the granting of Awards pursuant to this Plan is limited to Holders whose duties in connection with the Company assure them access to equivalent information. Such financial statements need not be audited.

11.9 Repurchase Upon Termination of Employment. The Company shall comply with all applicable laws regarding the repurchase of securities from a Holder in connection with the termination of the Holder’s employment with the Company.3

[2]	Note to Committee: Certain states may require notification of the issuance of Awards or an exercise of or other transaction involving an Award. For example, California law requires a “notice of transaction” be filed in accordance with the rules adopted by the California Commissioner of Corporations no later than 30 days after the initial issuance of any Award, accompanied by a filing fee as prescribed by subdivision (y) of Section 25608 of the California Corporations Code.

[3]	Note to Committee: Certain state laws may impose limitations on the Company’s ability to repurchase securities from a Holder in connection with the Holder’s termination of employment. For example, California provides that, to the extent the terms of an Award give the Company the right, upon termination of the employment of a Holder, to repurchase securities of the Company from such Holder, such repurchase shall be subject to, and shall comply with, Sections 260.140.41(k) and 260.140.42(h) of Title 10 of the California Code of Regulations. These provisions provide limitations on the repurchase price for such securities.

11.10 Compliance with Applicable Laws. To the extent this Plan requires the Company to comply with applicable laws with respect to any Holder, applicable laws shall be determined on a Holder-by-Holder basis. Accordingly, laws applicable to a particular Holder may not apply to another Holder and therefore the Company’s obligations to one Holder may differ from its obligations to another Holders.